EXHIBIT 5.1

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212-450-4000 tel 212-701-5800 fax

August 21, 2009
Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria
Boadilla del Monte
28660 Madrid, Spain

Santander Finance Preferred, S.A. Unipersonal
Ciudad Grupo Santander
Avenida de Cantabria
Boadilla del Monte
28660 Madrid, Spain

Ladies and Gentlemen:

Banco Santander, S.A., a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain (the “Bank”) and Santander Finance Preferred S.A. Unipersonal, a limited liability company (sociedad anónima) incorporated under the laws of the Kingdom of Spain (the “Company”) have filed a Registration Statement on Form F-4 (File Nos. 333-160492 and 333-160492-01) (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and a related Prospectus dated August 21, 2009 (the “Prospectus”), in connection with the following proposed exchange offers:

(i) the Bank’s offer to exchange up to 45,048,000 Santander Finance Preferred, S.A. Unipersonal 10.5% Non-Cumulative Guaranteed Series 10 Preferred Securities (par value $25.00 per security) fully and unconditionally guaranteed by the Bank as described in the Prospectus (the “Fixed Rate Exchange Securities”), plus a cash payment described in the Prospectus, for any and all of the securities listed on Schedule A-1 to this opinion,

(ii) the offer by Santander Financial Exchanges Limited, a limited liability company incorporated under the laws of England and Wales (“NewCo”), to exchange up to 6,400,000 Fixed Rate Exchange Securities, plus a cash payment described in the Prospectus, for any and all of the securities listed on Schedule A-2 to this opinion, and

(iii) NewCo’s offer to exchange up to 800,000 Santander Finance Preferred, S.A. Unipersonal Fixed-to-Floating Non-Cumulative Guaranteed Series 11 Preferred Securities (par value $1,000 per security) fully and unconditionally guaranteed by the Bank as described in the Prospectus (the “Fixed-to-Floating Rate Exchange Securities”), plus a cash payment described in the Prospectus, for any and all of the securities listed on Schedule A-3 to this opinion, in each case upon the terms and subject to the conditions set forth in the Prospectus.

The Fixed Rate Exchange Securities and the Fixed-to-Floating Rate Exchange Securities are hereinafter collectively referred to as the “Exchange Preferred Securities.”  Payment of distributions (remuneración) on the Exchange Preferred Securities, as well as payment of the redemption price for the Exchange Preferred Securities upon any redemption thereof and the liquidation distribution of the Exchange Preferred Securities upon the winding up or liquidation of Finance Preferred, will be fully and unconditionally guaranteed by the Bank (the “Guarantees”).  The exchange offers described in paragraphs (i) to (iii) above are hereinafter collectively referred to as the “Exchange Offer.”  The securities listed on Schedules A-1, A-2 and A-3 to this opinion are collectively referred to as the “Existing Securities.”

We, as your counsel, have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and the Bank and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

(1)           When the Exchange Preferred Securities are duly issued and delivered in exchange for the Existing Securities in accordance with the terms of the Exchange Offer, and assuming that each Guarantee has been duly authorized, executed and delivered by the Bank insofar as Spanish law is concerned, the Guarantees (except with respect to the provisions thereof expressed to be governed by Spanish law, as to which we do not express an opinion) will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

The foregoing opinion is subject to the following assumptions and qualifications:

(a)           We express no view as to whether a New York Court would (1) dismiss a suit, action or proceeding arising under the Guarantees, or brought in order to enforce a judgment under the Guarantees, on the ground that such court lacks personal or subject matter jurisdiction or such court is an improper venue or inconvenient forum or (2) render or enforce a judgment in a currency other than United States dollars.

(b)           In rendering the opinion above, we have assumed that each party to the Guarantees has been duly incorporated and is validly existing under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance by each party thereto of the Guarantees (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party and (ii) the Guarantees are valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Bank).

(c)           Our opinion may be subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(d)      Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar law of general application affecting creditors’ rights, including, without limitation, applicable fraudulent transfer or other similar laws.

(e)           Our opinion is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, election of remedies and other similar doctrines affecting the enforceability of agreements generally, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any such proceeding may be brought.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.  In expressing our opinion herein, we have relied as to all matters of Spanish law on the opinion of Natalia Butragueño, Spanish counsel to the Bank, NewCo and the Company.  Our opinion is, insofar as such law is concerned, subject to the assumptions, qualifications and exceptions contained in the opinion of Natalia Butragueño.

We hereby consent to the use of our name under the caption “Validity of the Exchange Preferred Securities” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.  In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Schedule A-1

Title of Securities	Issuer / Guarantor	Liquidation Preference Per Security	CUSIP and ISIN Numbers / Listing
6.410% Non-Cumulative Guaranteed Series 1 Preferred Securities fully and unconditionally guaranteed	Santander Finance Preferred, S.A. Unipersonal / Banco Santander S.A.	$25	CUSIP: 80281R300; ISIN: US80281R3003 NYSE
6.800% Non-Cumulative Guaranteed Series 4 Preferred Securities fully and unconditionally guaranteed	Santander Finance Preferred, S.A. Unipersonal / Banco Santander S.A.	$25	CUSIP: 80281R706; ISIN: US80281R7061 NYSE
6.500% Non-Cumulative Guaranteed Series 5 Preferred Securities fully and unconditionally guaranteed	Santander Finance Preferred, S.A. Unipersonal / Banco Santander S.A.	$25	CUSIP: 80281R805; ISIN: US80281R8051 NYSE
Floating Rate (U.S. dollar three-month LIBOR plus 0.52%) Non-Cumulative Guaranteed Series 6 Preferred Securities fully and unconditionally guaranteed	Santander Finance Preferred S.A. Unipersonal / Banco Santander S.A.	$25	CUSIP: 80281R888; ISIN: US80281R8887 NYSE

Schedule A-1

Schedule A-2

Title of Securities	Issuer / Guarantor	Liquidation Preference Per Security	CUSIP and ISIN Numbers / Listing
7.300% Depositary Shares, each representing a 1/1,000th Interest in a Share of Series C Non-Cumulative Perpetual Preferred Stock of Sovereign Bancorp, Inc.	Sovereign Bancorp, Inc. / None	$25	CUSIP: 845905405 ISIN: US8459054057 NYSE

Schedule A-2

Schedule A-3

Title of Securities	Issuer / Guarantor	Liquidation Preference Per Security	CUSIP and ISIN Numbers / Listing
8.963% Non-Cumulative Guaranteed Trust Preferred Securities	Abbey National Capital Trust I / Abbey National plc	$1,000	CUSIP: 002927AA9 ISIN: US002927AA95 Luxembourg

Schedule A-3